Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 13, 2014, Century Communities, Inc. (“we” or the “Company”), purchased substantially all of the assets and operations of Peachtree Communities Group, Inc., a Georgia corporation, and certain of its subsidiaries and affiliates (collectively, “Peachtree”), a homebuilder with operations primarily in Atlanta, Georgia, for a purchase price of approximately $54.8 million, subject to certain post closing adjustments (which we refer to as the “Peachtree Acquisition”). The acquired assets consist of 2,120 owned and controlled residential lots within 36 active selling communities in the greater Atlanta, Georgia metropolitan area. The assets and liabilities which were not acquired primarily consist of cash and cash equivalents, certain assets related to markets outside of the Atlanta, Georgia metropolitan area, and debt obligations.

The transaction will be accounted for by applying the guidance of ASC 805, Business Combinations (ASC 805).   In accordance with ASC 805, the acquired assets and liabilities will be recorded by the Company at their estimated fair values as of November 13, 2014, the date the acquisition was completed. The following unaudited pro forma condensed combined financial information and explanatory notes, presents the pro forma impact of the Peachtree Acquisition on the Company’s historical financial position and results of operations as of and for the nine months ended September 30, 2014  and the year ended December 31, 2013. The acquisition method of accounting is dependent upon certain valuations and other studies that have not been completed; therefore there is not sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

We derived the unaudited pro forma condensed combined financial information set forth below by the application of pro forma adjustments to the audited consolidated financial statements for the Company and Peachtree as of and for the year ended December 31, 2013 and the unaudited consolidated financial statements as of and for the nine months ended September 30, 2014. The Company’s and Peachtree’s historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements or any cost savings from operating efficiencies, synergies or other restructurings that could result from the acquisition.   The unaudited pro forma condensed combined balance sheet as of September 30, 2014 is presented on the basis to reflect the acquisition as if it had occurred on September 30, 2014.  The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 gives pro forma effect to the Peachtree Acquisition, as if the acquisition had been completed on January 1, 2013.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the acquisition of Peachtree been consummated on the dates indicated, and do not purport to be indicative of the financial condition or results of operations as of any future date or for any future period. There were no material transactions between the Company and Peachtree during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of the Company for the applicable periods, and Peachtree for the applicable periods:

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historical financial statements of the Company for the year ended December 31, 2013 and 2012 and the related notes included in the Company’s prospectus dated June 17, 2014 that was filed with the SEC on June 18, 2014;

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historical financial statements of the Company as of September 30, 2014 and for the nine months ended September 30, 2014 and 2013 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014;

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historical financial statements of Peachtree for the year ended December 31, 2013 and 2012 and the related notes included in Peachtree’s audited consolidated and combined financial statements for the year ended December 31, 2013, included as a portion of Exhibit 99.1 to the Current Report on Form 8-K/A; and

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historical financial statements of Peachtree for the nine months ended September 30, 2014 and the related notes included in Peachtree’s unaudited condensed consolidated and combined financial statements for the nine months ended September 30, 2014 and 2013, included as a portion of Exhibit 99.2 to the Current Report on Form 8-K/A.

Century Communities, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2014 (unaudited)

(in thousands, except share and per share amounts)

	Historical		Pro Forma		Century
	Century	Historical	Adjustments		Communities, Inc.
	Communities Inc.	Peachtree	Peachtree		Pro Forma
Home sales revenues	$217,734	$166,606	$(16,410)	(a)	$367,930
Cost of home sale revenues	166,367	140,820	(16,052)	(a)	291,135
Gross margin from home and land sales	51,367	25,786	(358)		76,795

Golf course and other revenue	3,750	—	—		3,750
Cost of golf course and other revenue	4,329	—	—		4,329
Gross margin from golf course and other revenue	(579)	—	—		(579)

Selling general and administrative	30,906	14,403	(492)	(a)	45,313
			496	(b)
Operating income	19,882	11,383	(362)		30,903

Other income (expense)	61	(4,641)	4,691	(a)	111
Income before tax expense	19,943	6,742	4,329		31,014
Income tax expense	7,109	—	3,875	(d)	10,984
Consolidated net income	$ 12,834	$ 6,742	$ 454		$ 20,030

Basic and diluted earnings per share	$0.68			(e)	$1.06
Basic and diluted weighted average common shares	18,635,986				18,635,986

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements

Century Communities, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013 (unaudited)

(in thousands, except share and per share amounts)

	Historical		Pro Forma		Century
	Century	Historical	Adjustments		Communities, Inc.
	Communities Inc.	Peachtree	Peachtree		Pro Forma
Home sales revenues	$171,133	$163,210	$(34,035)	(a)	$300,308
Cost of home sale revenues	129,651	134,963	(23,034)	(a)	245,915
			4,335	(b)

Gross margin from home and land sales	41,482	28,247	(15,336)		54,393

Selling general and administrative	23,622	14,555	(9,127)	(a)	29,712
			662	(b)

Operating income	17,860	13,692	(6,871)		24,681

Other income (expense)	213	(6,460)	6,427	(a)	180
Income before tax expense	18,073	7,232	(444)		24,861
Income tax expense	5,015	—	2,376	(d)	7,391
Deferred taxes on conversion to a corporation	627	—	—		627
Consolidated net income	12,431	7,232	(2,820)		16,843

Net income attributable to the noncontrolling interests	52	—	—		52

Income attributable to common stockholders	$12,379	$7,232	$(2,820)		$16,791

Basic and diluted earnings per share	$0.95			(e)	$1.29
Basic and diluted weighted average common shares	12,873,562				12,873,562

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements

Century Communities, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2014

(in thousands)

	Historical			Peachtree		Century
	Century	Peachtree		Pro Forma		Communities, Inc.
	Communities Inc.	Historical		Adjustments		Pro Forma
Cash and cash equivalents	$101,704	$9,252		$(9,252)	(a)	$46,551
				(54,853)	(b)
				(300)	(c)

Accounts receivable	16,105	18		(18)	(a)	16,105
Inventories	461,566	54,796		(1,116)	(a)	518,828
				3,582	(b)
Prepaid expenses and other assets	27,502	815		—		28,317
Deferred tax asset, net	719	—		—		719
Property and equipment, net	11,848	—		—		11,848
Intangible assets, net	5,900	—		3,360	(b)	9,260
Goodwill	13,249	—		8,313	(b)	21,562
Total Assets	$638,593	$64,881	-	$(50,284)		$653,190

Liabilities and Equity
Liabilities
Accounts payable	$10,102	$15,715		$(818)	(a)	$24,999
Accrued expenses and other liabilities	50,674	—		—		50,674
Deferred tax liability	—	—		—		—
Notes payable and revolving loan agreement	210,048	47,100		(47,100)	(a)	210,048

Total liabilities	270,824	62,815	-	(47,918)		285,721

Equity
Total Equity	367,769	2,066		37,532	(a)	367,469
				(39,598)	(b)
				(300)	(c)

Total Liabilities and Equity	$638,593	$64,881		$(50,284)		$653,190

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1.  Accounting Policies

The Company has commenced a review of the accounting policies of Peachtree, and as a result of the ongoing review we may identify certain differences between the accounting policies of the two companies that could have a material impact on the unaudited condensed combined pro forma financial statements. At this time, the Company is not aware of any differences that would have a material impact on the unaudited condensed combined pro forma financial statements.

2.  Reclassifications

Certain amounts in the historical consolidated financial statements of Peachtree have been reclassified to conform to the Company’s presentation. These include presentation of selling expenses within selling expenses, general and administrative, on the unaudited pro forma condensed combined statement of operations, for the nine months ended September 30, 2014 and the year ended December 31, 2013.

3.  Pro Forma Adjustments

The following pro forma adjustments are required to reflect the net impact of the Peachtree Acquisition on the historical consolidated financial statements of the Company as of and for the nine months ended September 30, 2014 and for the year ended December 31, 2013:

a)	Non Acquired Assets and Liabilities

We acquired substantially all the assets and assumed certain liabilities of Peachtree for a purchase price of $54.8 million, subject to certain post-closing adjustments.  The assets and liabilities which were not acquired primarily consist of the assets of Peachtree’s markets outside of the greater Atlanta, GA, metropolitan area including $1.1 million of inventory, $18 thousand in accounts receivable, and $0.8 million of accounts payable.  We also did not acquire $9.3 million in cash and cash equivalents, or assume $47.1 million of debt obligations as of September 30, 2014.  These amounts have been removed in the unaudited pro forma condensed combined balance sheet as a reduction to cash and cash equivalents, accounts receivable, inventories, accounts payable and notes payable and revolving loan agreement.

Additionally, the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 reflects pro forma adjustments to home sale revenues, home cost of sales, selling, general and administrative expense, and other income (expense) of $16.4 million, $16.1 million, $0.5 million, and $4.7 million related to the operations of Peachtree’s non-acquired markets, and interest expense related to the non-assumed debt obligations.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 reflects pro forma adjustments to home sale revenues, cost of home sales and selling, general and administrative expense, and other income (expense) of $34.0 million, $23.0 million, $9.1 million and $6.4 million, respectively, related to the operations of Peachtree’s non-acquired markets, and interest expense related to the non-assumed debt obligations.

b)	Estimates of Assets Acquired and Liabilities Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed in the Peachtree Acquisition.  We have not completed the valuation analysis necessary under ASC 805, and for the purposes of these unaudited pro forma condensed combined financial statements, we have made a preliminary estimate of the fair value of the acquired assets and liabilities based on information currently available to us. Once we finalize our valuation analysis, assumptions utilized to estimate fair value may change and accordingly our estimated allocation may change.

Additionally, we may identify adjustments to the unaudited pro forma condensed combined statement of operations, for example, due to an identified asset or liability, or we may identify additional tangible or intangible assets or liabilities that have not been included on the unaudited pro forma condensed combined balance sheet, all of which could have a material impact on the unaudited pro forma condensed combined financial statements.

The preliminary estimates of the assets to be acquired and the liabilities to be assumed are outlined below (in thousands).

	Estimated	Historical balance
	Fair value as of	as of	Pro forma
	September 30, 2014	September 30, 2014	adjustments
Inventories	$57,262	$53,680	$3,582
Prepared expenses and other assets	815	815	—
Intangible assets	3,360	—	3,360
Goodwill	8,313	—	8,313
Total assets	69,750	54,495	15,255

Accounts payable	$14,897	$14,897	$—
Accrued expenses and other liabilities	—	—	—
	$14,897	$14,897	$—

Purchase Price/Net Equity	$54,853	$39,598	$15,255

Inventories

As the acquired inventory primarily consists of in process homebuilding inventory in various stages of construction and does not include significant amounts of land held for future development, we determined the preliminary estimate of fair value in accordance with ASC 820-10-55-21(f).  Accordingly, we applied pro forma adjustments to Peachtree’s historical costs based upon the average of the estimated lot value per community and the stage of production of the lots as of September 30, 2014, such that the pro forma increase to inventory and cost of home sales results in an expected gross margin that we believe a market participant would require to complete the remaining development and requisite selling efforts.  The stage of production, as of September 30, 2014, ranged from finished lots to fully completed single family residences.  We estimated a market participant would require a gross margin ranging from 6% to 18% based upon the stage of production of the individual lot.  Due to the preliminary nature of these estimates combined with uncertainties in the estimation process and the significant volatility in demand for new housing, actual results could differ significantly from such estimates.  The required pro forma adjustment to step up the inventory to fair value was $3.6 million based on these assumptions.

Prepaid expenses and other assets

Acquired prepaid expenses and other assets primarily consist of deposits for future lot purchases.  Due to the nature of these assets we believe that the sellers carrying cost approximates fair value.

Intangible Assets

Intangible assets consist of a five year non-compete agreement with the former owner of Peachtree, and acquired home plans.  The non-compete agreement was valued using a with and with-out approach which estimates the impact on future cash flows with and with-out the non-compete agreement. The difference between the projected cash flows is then discounted in order to estimate the fair value of the agreement. We estimated a fair value of $3.2 million for the non-solicitation agreement.  Acquired home plans were valued using a replacement cost approach, which resulted in an estimated fair value of $0.2 million.

The useful life of the non-compete agreement and acquired home plans are estimated at 5 and 7 years, respectively, which results in a pro-forma amortization expense of $0.7 million and $0.5 million for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.  The pro forma amortization expense is reflected as an increase in selling, general and administrative expense.

Accounts payable/Accrued expenses and other liabilities

We determined that book value approximates carrying value for the acquired accounts payable and accrued expenses and other liabilities primarily due to the short term nature of these obligations.

Cost of home sale revenues

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 reflects an increase in cost of sales associated with the step up of inventory.  The step up of $4.3 million reflected in cost of sales is based upon the estimated fair value of inventory of Peachtree as of January 1, 2013, that were delivered to homebuyers during the year ended December 31, 2013.  The preliminary value was determined based upon the average of the estimated lot value per community and the stage of production of the lots as of January 1, 2013, such that the pro forma increase to inventory and cost of home sales results in an expected gross margin that we believe a market participant would require to complete the remaining development and requisite selling efforts.   The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 does not reflect a pro forma adjustment as the inventory as of January 1, 2013 was delivered during the year ended December 31, 2013.

c)	Transaction Costs

We estimate that our expenses for this transaction will be approximately $0.3 million, which will be reflected as an expense in our fourth quarter 2014 consolidated financial statements, the period the expenses were incurred. These costs include fees for legal, accounting, due diligence, and other services necessary to complete the transaction. The estimated expenses are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and cash equivalents and retained earnings of $0.3 million.

(d)   Income Taxes

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 reflects income tax expense of $3.9 million, and $2.4 million, respectively, as if Peachtree was a taxable entity for the periods presented using the statutory federal and state income tax rate of 35%.  The rate is applied to the historical income before income tax of Peachtree of $6.7 million for the nine months ended September  30, 2014 and $7.2 million for the year ended December 31, 2013, after giving effect to the pro forma adjustments which increased income before income tax by $4.3 million for the nine months ended September 30, 2014 and decreased income before income tax by $0.4 million for the year ended December 31, 2013.

(e)  Earnings Per Share

Pro forma basic and diluted net income per share for the nine months ended September 30, 2014 and for the year ended December 31, 2013, gives effect to pro forma adjustments discussed above, as well as the application of the two-class method of calculating earnings per share, as our non-vested restricted stock awards have non-forfeitable rights to dividends, and accordingly represent a participating security. The two-class method is an earnings allocation method under which EPS is calculated for each class of common stock and participating security considering both dividends declared (or accumulated) and participation rights in undistributed earnings as if all such earnings had been distributed during the period (in thousands except share and per share amounts).

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2014	2013
Numerator
Pro forma net income	$20,030	$16,843
Less: Net income attributable to the noncontrolling interests	—	(52)
Less: Undistributed earnings allocated to participating securities	(279)	(141)
Numerator for basic and diluted EPS	$19,751	$16,650
Denominator
Basic and diluted earnings per share—weighted average shares	18,635,986	12,873,562
Basic and diluted EPS	$1.06	$1.29